Exhibit 2.2

                   Assignment of Rights and License Agreement

This Agreement is made as of January 20, 2004, between Earthworks Entertainment, Inc., with offices at 324 Datura Street, West Palm Beach, FL 33314, and its designees and assignees (hereinafter "Company", "Assignee" and/or "Licensee"); and Peter Keefe, with offices at 6467 Zuma View Place, Unit #160, Malibu Beach, CA 90265 (hereinafter "Assignor" and/or "Licensor").

The parties hereto, intending to be legally bound, agree as follows:

                              W I T N E S S E T H:

WHEREAS, Licensor is the sole owner of the trademarks, service marks, and registrations set forth herein ("Trademarks"); and

WHEREAS, Licensor is the sole owner of the copyrights and registrations set forth herein ("Copyrights"); and

WHEREAS, Licensor is the sole owner of the merchandising and licensing rights to certain intellectual properties set forth herein ("Merchandising and Licensing Rights"); and

WHEREAS, Licensor holds certain rights to the profits and income streams generated by certain intellectual properties set forth herein ("Profit Rights and Income Stream Rights"); and

WHEREAS, Licensor has the power and authority to grant to Licensee the right, privilege, and license to use the Trademarks, Copyrights, Merchandising and Licensing Rights, Profit and Income Stream Rights on or in association with the goods and services covered by the registrations for the intellectual properties ("the Licensed Products and Services"); and

WHEREAS, Licensee desires to obtain from Licensor a license to use the Trademarks on or in association with the Licensed Products and Services; and

WHEREAS, Licensee desires to obtain from Licensor a license to use the Copyrights on or in association with the Licensed Products and Services; and

WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions on which Licensee shall use the Trademarks, Copyrights, Intellectual Properties, Merchandising and Licensing Rights, Profit Rights, Income Stream Rights, Licensed Products and Services.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.  LICENSE

Licensor hereby grants to Licensee, for the Term of this Agreement as recited herein, the right and license to use the Trademarks and Copyrights on, or in association with, the Licensed Products and Services in the Licensed Territory (hereinafter the "License"). It is understood and agreed that this License shall pertain only to the Trademarks and Copyrights for the Z~Force property Licensed Products and Services and does not extend to any other mark, product or service. Licensor also grants to Licensee his interest in the rights described below for other

Licensed Products and Services The Licensed Products and Services are currently known as:

A.       Z~Force
B.       Nine Dog Christmas
C.       Nine Dog Night of Fright

Licensor guarantees that his interest in the Licensed Products and Services are as follows:

Rights Acquired                              Property Name            Interest
----------------                             -------------            --------
1. Profit Participation Ownership            Z~Force                     45%

2. Global Management and Control of TV &
    Home Video/DVD Sales, Merchandise,
    Licensing & Distribution                 Z~Force                     100%

3. USA TV Distribution Rights                Nine Dog Christmas          100%

4. USA TV Distribution Rights                Nine Dog Night of Fright    100%

5. Gross Revenue - Merchandise Licensing     Nine Dog Christmas          5%

6. Gross Revenue - Merchandise Licensing     Nine Dog Night of Fright    5%

7. Gross Revenue - Home Video/DVD Sales      Nine Dog Christmas          2%

8. Gross Revenue - Home Video/DVD Sales      Nine Dog Night of Fright    3%

9. Profit Participation Ownership            Nine Dog Christmas          3%

10. Profit Participation Ownership           Nine Dog Night of Fright    12%

Licensor has provided Licensee with all appropriate documentation proving Licensor's ownership and/or control of the rights as described herein, together with any signatures or clearances that have been reasonably requested by Licensee to prove such ownership and/or control.

2.  TERM AND TERRITORY OF THE AGREEMENT

A. TERM

This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the date of execution by both parties and shall extend for a period of Ten (10) Years (the "Term"). Licensee shall, thereafter, have the option of renewing the Agreement for an additional ten year Term, provided that the parties mutually agree to renew the Agreement at the expiration of the Term. In the event that Peter Keefe's Employment Agreement with the Company shall be terminated prior to the expiration of its term, or at any time thereafter, Peter Keefe shall continue to be the manager and ultimate controller of all rights and administration for the Z-Force and Nine Dog properties, including all areas of production, distribution, sales and marketing, licensing and any and all other forms exploitation.

B. TERRITORY

The Territory of this Agreement ("Territory") shall be the World.

3.  COMPENSATION

In consideration for the License granted hereunder for the Term hereunder, and for any option to renew such Licenses, Licensee agrees:

A. Licensee shall deliver to Licensor the shares and/or warrants as described in Company's Form 10- KSB as filed for the Fiscal Year ended September 30, 2003, payable in accordance with the terms of Company's Form 10-KSB as filed for the Fiscal Year ended September 30, 2003.

B. Licensee shall acquire, and Licensor hereby assigns, the global Management Administration of the rights for: TV and Home Video/DVD, Merchandise Licensing and Distribution of the property currently known as "Z~Force" in exchange for One Million (1,000,000) restricted shares of Company's common stock, or a warrant/share combination, as mentioned below. Licensor shall personally, at his sole discretion, determine and control the administration and execution of all aspects of the aforesaid rights Management and Administration.

C. Licensee shall acquire, and Licensor hereby assigns, Licensor's forty-five (45%) percent profit participation in the property currently known as "Z~Force", in exchange for Eight Million (8,000,000) restricted shares of Company's common stock, or a warrant/share combination, as mentioned below.

D. Licensee shall acquire, and Licensor hereby assigns, Licensor's United States broadcast, cable, satellite, pay-per-view and all other so-called "television broadcast rights" currently in existence or either commenced or invented in the future, for the properties currently known as "Nine Dog Christmas" and "Nine Dog Night of Fright". Licensor shall personally, at his sole discretion, determine the administration and execution of all aspects of the "television broadcast rights".

E. Licensee shall acquire, and Licensor hereby assigns, Licensor's gross revenue participation in the so-called "merchandise licensing", "home video sales" and Licensor's profit participation position in the property currently known as "Nine Dog Christmas". Licensor shall personally, at his sole discretion, determine the administration, execution and control of all aspects of these categories of commercial exploitation.

F. Licensee shall acquire, and Licensor hereby assigns, Licensor's gross revenue participation in the so-called "merchandise licensing" and "home video sales", and Licensor's profit participation position in the property currently known as "Nine Dog Night of Fright". The rights acquired with respect to Paragraphs 3(d), 3(e) and 3(f) herein shall, in total, be in exchange for One Million (1,000,000) restricted shares of Company's common stock, or a warrant/share combination, as mentioned below. Licensor shall personally, at his sole discretion, determine the administration, execution and control of all aspects of these categories of commercial exploitation.

G.   Licensee   agrees  to  provide   Licensor  with  other  good  and  valuable
consideration, the receipt of which is hereby acknowledged by Licensor.

H. The parties further agree that Licensor shall have the option to elect receipt of the consideration mentioned herein in a combination of shares and warrants that approximate the same value of the ten million (10,000,000) shares provided in this Agreement, restricted shares of Company's common stock (or the warrant/share combination, as mentioned below), such value being calculated at the trading price of Company's shares as of December 1, 2003.

I. Any Company shares delivered to Licensor in accordance with the terms of this Agreement shall be so-called "restricted shares", with a minimum holding period of One (1) Year. Such restricted shares shall be held in trust by Earthworks Entertainment, Inc.'s corporate attorney, Randall Henley, Esq., at Mr. Henley's office, until such time as all of the terms and conditions of this Agreement and the provisions of Company's Form 10-KSB as filed for the Fiscal Year ended September 30, 2003 have been completed to Mr. Henley's and the Board of Directors of the Corporation's satisfaction and approval, such approval not to be unreasonably withheld.

4.  NOTICES, QUALITY CONTROL, AND SAMPLES

A. The License granted hereunder is conditioned upon Licensee's full and complete compliance with the marking provisions of the trademark, patent and copyright laws of the United States.

B. The Licensed Products and Services, as well as all promotional, packaging, and advertising material relative thereto, shall include all appropriate legal notices as required by Licensor.

C.  The Licensed Products and Services shall be of "first class" quality.

D. If the  quality  of the  Licensed  Products  and  Services  falls  below such
quality,   Licensee   shall  use  its  best  efforts  to  restore  such  quality prospectively, upon notice by Licensor.

5.  INTELLECTUAL PROPERTY RIGHTS

A. Licensee acknowledges Licensor's exclusive rights in the Trademarks and Copyrights and, further, acknowledges that the Trademarks and Copyrights are unique and original to Licensor and that Licensor is either the owner thereof or the exclusive holder thereof. Licensee shall not, at any time during or after the effective Term of the Agreement, dispute or contest, directly or indirectly, Licensor's exclusive right and title to the Trademarks, the Copyrights, or the validity thereof. Licensor, represents and warrants that, with respect to the validity of any patent, trademark, service mark, or copyright that may issue or be granted therefrom, these patents, trademarks, service marks, or copyrights do not infringe upon the rights of any other person, party, corporation, limited liability company, partnership, or other legal entity. Licensor shall indemnify and hold Licensee harmless, and Licensor and Licensee shall jointly defend, at Licensor and Licensee's shared cost, any claim which purports to challenge the validity of these rights or Licensee's rights thereto.

B. Licensee acknowledges that the Trademarks have acquired secondary meaning.

C. Licensee agrees that its use of the Trademarks inures to the benefit of Licensor and that the Licensee shall not acquire any rights in the Trademarks as a result of this license.

6.  NOTIFICATION OF ALLEGED BREACH


Neither party may bring any action, suit, arbitration, or claim for termination of this Agreement unless the party alleging the breach of contract first notifies the other party, in writing, of the details of the alleged breach; and provides the other party with at least sixty (60) days to cure the alleged breach, and the other party fails to cure such alleged breach.

7.  POST TERMINATION RIGHTS

A. Not less than thirty 30 days prior to the expiration of this Agreement or immediately upon termination thereof, Licensee shall provide Licensor with a complete schedule of all inventory of Licensed Products and Services then on hand (the Inventory).

B. Upon expiration or termination of this Agreement, except for legal notice marking requirements, Licensee shall be entitled, for twelve (12) months (Sell-Off Period) and on a nonexclusive basis, to continue to sell such Inventory. Such sales shall be made subject to all the provisions of this Agreement including Licensor's management control of any such sell-off and the payment of a Royalty, to be negotiated between the parties in good faith, and which shall be due within sixty (60) days after the close of the Sell-Off Period. At the conclusion of the Sell-Off Period, Licensor may require that Licensee either destroy any product still on hand or, alternatively at Licensor's election, purchase it from Licensee at a price equal to Sixty (60%) Percent of Licensee's net selling price.

C. If Company files for Chapter 7 "Liquidation" Bankruptcy protection, or if Company terminates Peter Keefe from his Employment Agreement, or if any court of law issues any material judgment against Licensee due to any wrongful acts of Licensee, which acts occurred prior to the date of this agreement, Company's joint ownership in Copyrights and Trademarks for the Licensed Properties shall revert solely to Peter Keefe.

8.  INDEMNITY

Licensee agrees to defend and indemnify Licensor, and its officers, directors, agents, and employees, against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensor based on the manufacture or sale of the Licensed Products and Services under the Trademarks and Copyrights including, but not limited to, actions founded on product liability, infringement of copyright, invasion of right of privacy, or invasion of right of publicity. As the parties shall be joint co-owners of the copyrights and trademarks of some of the Licensed Products and Services, the parties agree to jointly conduct the defense of any such claim brought during the Term or any Extended Term.

9. INSURANCE

Licensee shall, throughout the Term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in Delaware, standard Product Liability Insurance naming Licensee, Licensor, and their respective officers, directors, employees, agents, and shareholders, as an additional insureds. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products and Services or any material used in connection therewith or any use thereof, with minimum coverage as determined by the Board of Directors of Company in consultation with counsel, in the Board's sole discretion and business judgment.

10.  NOTICES


A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service.

B. Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

C. A copy of any notice provided to Company, Assignee and/or Licensee hereunder shall also be provided to Company's counsel Randall Henley, Esq., at 324 Datura Street, West Palm Beach, FL 33314, telephone contact: 561-820-8100.

11.  JURISDICTION AND DISPUTES

A. This Agreement shall be governed in accordance with the laws of the State of Delaware.

B. All disputes under this Agreement shall be resolved by the courts of the States of Florida or California, including the U.S. District Court for the district of Florida or California closest to Company's then-current headquarters, and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it. Any dispute shall be held within ten (10) miles of Company's then-current headquarters.

12. AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns, subject to the provisions of the Company's Form 10-KSB as filed for the Fiscal Year ended September 30, 2003.

13.  WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

14.  SEVERABILITY

If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement.

15.  ASSIGNABILITY

The license granted hereunder is shall not be assigned by Licensor or by Licensee, unless both parties jointly approve such assignment.

16.  INTEGRATION

With the exception of the provisions of Company's Form 10-KSB as filed for the Fiscal Year ended September 30, 2003, this Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.

17. SARBANES-OXLEY COMPLIANCE

Peter Keefe hereby acknowledges his awareness of the provisions of the so-called "Sarbanes-Oxley Act" regarding ethical provisions for officers and directors of public companies, and affirms his intention to comply with all of his duties and obligations in accordance therewith.

18. RIGHT TO COUNSEL

Peter Keefe hereby acknowledges his awareness of his right to competent legal counsel prior to execution of this Agreement. Mr. Keefe acknowledges that he has been advised of his right to seek counsel experienced in the particular fields at issue in this Agreement, i.e. including but not limited to Entertainment Law, Intellectual Property Law and Securities Law, and that he has either sought such counsel or voluntarily waives his right to seek such counsel.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.



Earthworks Entertainment, Inc.

By:  /s/ William Campbell                        By:   /s/ Gary Goodell
      -------------------                              --------------------
Name: William Campbell                           Name: Gary Goodell

Title: Vice-President                            Title: Director
      -------------------                              --------------------

Date:    1/20/2004                               Date:     1/20/2004
      -------------------                              --------------------





Peter Keefe:



/s/ Peter Keefe
-------------------------

Date:   1/20/2004
     ---------------